AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of April 23, 2012, is made by and between Cross Border Resources, Inc., a Nevada corporation (the “Company”), and Red Mountain Resources, Inc., a Florida corporation (“Red Mountain”).

RECITALS

WHEREAS, Red Mountain, directly and through its wholly owned subsidiary, Black Rock Capital, Inc., is the beneficial owner of approximately 29.9% of the outstanding common stock, par value $0.001 per share (“Common Stock”), of the Company;

WHEREAS, Red Mountain wishes to have certain changes made to the management and Board of Directors of the Company (the “Board”);

WHEREAS, Red Mountain has presented to the Board what it purports to be the written consents of shareholders owning a majority of the shares outstanding as of February 21, 2012, which (if recognized by the Company) would immediately result in the appointment of six additional directors to the Board; and

WHEREAS, to avoid costly litigation regarding the validity of such consents and for other reasons, the Board has determined that it is in the best interest of the Company and its shareholders to make certain changes to its management and Board on the terms and conditions set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and Red Mountain hereby agree as follows:

Section I     DEFINITIONS.

The following terms when used in this Agreement have the following respective meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Action” shall have the meaning used in Section 2.3 hereof

“Affiliate” means with respect to any Person, any (i) officer, director, partner or holder of more than 10% of the outstanding shares or equity interests of such Person, (ii) any relative of such Person, or (iii) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Board” has the meaning set forth in the recitals hereto.

“Business Day” means a day other than Saturday, Sunday or statutory holiday in the State of New York and in the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

“Bylaw Anti-Takeover Provisions” means the provisions of Article XIII of the Bylaws.

“Bylaws” means the Bylaws of the Company, as amended.

“Articles of Incorporation” means the Articles of Incorporation of the Company, as amended, and as on file with the Secretary of State of the State of Nevada on the date of this Agreement.

“Change of Control Date” shall have the meaning used in Section 2.2 hereof.

“Change of Officer Date” shall have the meaning used in Section 2.2 hereof.

“Common Stock” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the preamble hereto.

“Corporate Records” shall have the meaning as used in Section 4.1(h) hereof.

“Departing Directors” shall mean Everett Willard Gray, II, Lawrence J. Risley and Brad E. Heidelberg.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.

“Information Statement” means the information statement regarding a change in the majority of directors of the Company (as contemplated by Section 2.1 of this Agreement) to be filed pursuant to Rule 14f-1 as promulgated under the 1934 Act, together with any amendments or supplements thereof.

“Minutes” shall have the meaning as used in Section 4.1(h) hereof.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, or Governmental Authority.

“Red Mountain” has the meaning set forth in the preamble hereto.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means the Company’s publicly-available filings made by the Company under the 1933 Act or Section 13 or Section 15(d) of the 1934 Act, in all cases, as amended from time to time.

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“Terminated Agreements” has the meaning set forth in Section 4.1(i) hereof.

Section II     CHANGE IN OFFICERS AND DIRECTORS.

2.1          Information Statement.

(a)     As soon as practicable after the date hereof, the Company shall prepare, file and mail, at the Company’s expense, an Information Statement for purposes of notifying the Company’s stockholders of the change of control of the Company that will result from the change in the composition of the Board as contemplated by Section 2.2 hereto. Red Mountain shall provide all information reasonably requested by the Company that is within its control and is necessary for inclusion in the Information Statement. The Company shall provide Red Mountain a reasonable opportunity to review and comment upon the Information Statement prior to its filing and mailing to the Company’s stockholders.

(b)     The Company agrees that the information supplied by it for the Information Statement shall not, at the time the Information Statement is filed with the SEC or mailed to the stockholders of the Company, or at the Change of Control Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If, at any time prior to the Change of Control Date, any event, circumstance or change relating to the Company occurs that should be set forth in or described in an amendment to the Information Statement, the Company shall promptly inform Red Mountain and the Company shall promptly file and distribute such amendment to the Information Statement.

(c)     Red Mountain agrees that, to the best of its knowledge, the information supplied by it for the Information Statement (including the information with respect to its designees to be appointed to the Board pursuant to Section 2.2 hereto) shall not, at the time the Information Statement is filed with the SEC or mailed to the stockholders of the Company, or at the Change of Control Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If, at any time prior to the Change of Control Date, any event, circumstance or change relating to the information supplied by Red Mountain occurs that should be set forth in or described in an amendment to the Information Statement, Red Mountain shall promptly inform the Company and the Company shall promptly file and distribute such amendment to the Information Statement.

(d)     The Information Statement and all other documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the 1934 Act and the rules and regulations thereunder.

2.2     Change in Board; Officers. On the day after the tenth day following the filing of the Information Statement with the SEC and the mailing of the same to Company stockholders or such later date as determined by Red Mountain (the “Change of Control Date”), simultaneous with the dismissal of the Action, the Departing Directors shall resign from the Board and, immediately after such resignation, the remaining directors shall appoint Alan W. Barksdale, Paul N. Vassilakos and Randell K. Ford to fill such vacancies on the Board. Additionally, the Board shall appoint officers of the Company on such date following the Change of Control Date as determined by the newly constituted Board which shall be no later than May 31, 2012 (the “Change of Officer Date”).

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2.3     Dismissal of Lawsuit. On the Change of Control Date, Red Mountain will cause its complaint filed in the District Court, Clark County, Nevada (Case No. A-11-653089-B) (the “Action”) to be withdrawn and dismissed with prejudice. The parties agree that, so long as each is complying with its respective obligations under this Agreement, they will cooperate with each other to postpone or delay any necessary filings with respect to the Action until it is withdrawn on the Change of Control Date.

Section III     DELIVERIES.

3.1          Deliveries by the Company. On the date hereof, the Company is delivering or is causing to be delivered to Red Mountain the following items (in addition to any other items required to be delivered to Red Mountain pursuant to any other provision of this Agreement):

(a)     a certificate of the Secretary of State of the State of Nevada (or other proof acceptable to Red Mountain) as to the good standing of the Company dated within three Business Days prior thereto;

(b)     resignations of the Departing Directors as directors of the Company, effective upon the Change of Control Date, and resignations of Everett Willard Gray II and Lawrence J. Risley as officers of the Company, effective upon the Change of Officer Date;

(c)     duly executed corporate resolutions of the Board authorizing the execution and performance of this Agreement, accepting the resignations of the Departing Directors as directors of the Company effective upon the Change of Control Date and the simultaneous dismissal of the Action, accepting the resignations of Everett Willard Gray II and Lawrence J. Risley as officers of the Company effective upon the Change of Officer Date, appointing Alan W. Barksdale, Paul N. Vassilakos and Randell K. Ford as directors effective upon the Change of Control Date, and authorizing and directing all other actions and filings by the Company as required or contemplated by this Agreement;

(d)     a copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Nevada;

(e)     a copy of the Bylaws of the Company, certified by the Chief Executive Officer of the Company;

(f)     copies of any codes of ethics, insider trading policies, committee charters and similar documents that have been adopted or implemented by the Company and which are currently in effect;

(g)     copies of all Minutes currently in the possession of the Company, including minutes evidencing the fact that the Board has declared that the transactions contemplated by this Agreement do not trigger Bylaw Anti-Takeover Provisions; and

(h)     evidence, reasonably satisfactory to Red Mountain, of the termination or amendment of the Terminated Agreements.

3.2          Deliveries by Red Mountain. On the date hereof, Red Mountain is delivering or causing to be delivered to the Company (in addition to any other items required to be delivered to the Company pursuant to any other provision of this Agreement)     duly executed resolutions of the board of directors of Red Mountain authorizing execution and performance of this Agreement and authorizing and directing all other actions and filings by Red Mountain required or contemplated by this Agreement.

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Section IV     REPRESENTATIONS AND WARRANTIES.

4.1          Representations and Warranties of the Company. The Company hereby represents and warrants to Red Mountain that:

(a)     Organization and Standing. The Company is duly incorporated and validly existing under the laws of the State of Nevada, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted. Except as have already occurred or as contemplated by Section 2.1 hereof, no corporate proceedings on the part of the Company (including the approval of the Board or shareholders) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b)     Capitalization. At the date of this Agreement, the authorized capital stock of the Company consists of 36,363,637 shares of Common Stock, of which 16,151,946 shares are duly and validly issued and outstanding, fully paid and nonassessable. The Company has no other class or series of equity securities authorized, issued, reserved for issuance or outstanding. Except as set forth in the SEC Filings, there are (x) no outstanding options, offers, warrants, conversion rights, contracts or other rights to subscribe for or to purchase from the Company, or agreements obligating the Company to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of the Company (whether debt, equity, or a combination thereof) or obligating the Company to grant, extend, or enter into any such agreement and (y) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require the Company to repurchase any of its Common Stock. Other than in connection with the Company’s private offering closed on May 26, 2011 in which Red Mountain participated and has knowledge, (i) there are no preemptive or similar rights granted by the Company with respect to the Company’s capital stock, (ii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders), and (iii) the Company is not a party to any registration rights agreements, voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of the Company, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of the Company.

(c)     Capacity of the Company; Authorization; Execution of Agreements. The Company has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Agreement by the Company, and the performance by the Company of the transactions and obligations contemplated hereby have been duly authorized by all requisite action of the Company. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

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(d)     Conflicts; Defaults; Payment Obligations. Except as set forth on Schedule 4.1(d), the execution and delivery of this Agreement by the Company and the performance by the Company of the transactions and obligations contemplated hereby to be performed by it do not: (i) violate, conflict with, or constitute a default under any of the terms or provisions of, the Articles of Incorporation, the Bylaws, or any provisions of, or result in the acceleration of any obligation under, any contract, note, debt instrument, security agreement or other instrument to which the Company is a party or by which the Company or any of the Company’s assets is bound; (ii) result in the creation or imposition of any Liens or claims upon the Company’s assets or upon any of the shares of capital stock of the Company; (iii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to the Company; (iv) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus payments or otherwise) becoming due to any employee or executive of the Company; (v) result in any material increase in the amount of compensation or benefits payable to any employee or executive of the Company; (vi) result in any acceleration of the vesting or timing of payment of any benefits or compensation payable to any employee or executive of the Company; or (vii) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing. The Company is not presently in violation of its Articles of Incorporation or Bylaws.

(e)     Absence of Litigation. Other than as reported in the SEC Filings, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened in writing against the Company.

(f)     Brokers, Finders, and Agents. The Company is not, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company or Red Mountain for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Company. Notwithstanding the foregoing, the Company has entered into a financial advisory agreement with Key Banc Capital Markets and Red Mountain acknowledges that this agreement will remain in effect after the Change in Control Date subject to its terms.

(g)     Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation or Bylaws (other than the Bylaw Anti-Takeover Provisions) that is or could become applicable to Red Mountain as a result of the Company and Red Mountain fulfilling their obligations or exercising their rights under this Agreement.

(h)     Corporate Records. All records and documents relating to the Company, including, but not limited to, the books, shareholder lists, government filings, tax returns, consent decrees, orders, and correspondence, financial information and records (including any electronic files containing any financial information and records), and other documents used in or associated with the Company (the “Corporate Records”) are true, complete and accurate in all material respects. The Company has maintained minutes for all meetings of its Board and committees thereof and copies of all consents in lieu of meetings of the Board and all such minutes and consents are true, complete and accurate records of all such meetings and consents in lieu of meetings of the Board (and any committees thereof), similar governing bodies and stockholders since the Company’s inception (collectively, the “Minutes”).

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(i)     Termination of Agreements. The Company has terminated the employment contracts of Everett Willard Gray II and Lawrence J. Risley, effective as of the date hereof, as indicated thereon (such contracts or agreements being “Terminated Agreements”). Except as provided in the Terminated Agreements, the Company has neither made any payments nor incurred any liability for future obligations to such persons.

4.2          Representations and Warranties of Red Mountain. Red Mountain hereby represents and warrants to the Company that:

(a)     Organization and Standing. Red Mountain is duly organized and validly existing under the laws of the State of Florida, and has all requisite company power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted. Except as have already occurred or as contemplated by Section 2.1 hereof, no company proceedings on the part of Red Mountain are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b)     Capacity of Red Mountain; Execution of Agreement. Red Mountain has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Agreement, and the performance by Red Mountain of the transactions and obligations contemplated hereby have been duly authorized by all requisite company action of Red Mountain. This Agreement has been duly executed and delivered by Red Mountain and constitutes a valid and legally binding agreement of Red Mountain, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

(c)     Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Red Mountain, threatened in writing against or affecting Red Mountain that would prevent Red Mountain from consummating the transactions contemplated by this Agreement.

(d)     Conflicts; Defaults. The execution and delivery of this Agreement by Red Mountain and the performance by it of the transactions and obligations contemplated hereby to be performed by it do not (i) violate, conflict with, or constitute a default under any of the terms or provisions of, Red Mountain’s articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under, any contract, note, debt instrument, security agreement or other instrument to which Red Mountain is a party or by which Red Mountain or its assets, is bound; (ii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to Red Mountain; or (iii) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing.

(e)     Brokers, Finders, and Agents. Red Mountain is not, directly or indirectly, obligated to anyone acting as broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby; and no Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company or Red Mountain for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by Red Mountain.

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Section V     ADDITIONAL AGREEMENTS OF THE PARTIES.

5.1          Compensation of New Officers. The parties agree that the aggregate cash compensation to be paid to any executive officers of the Company appointed from the date of this Agreement through December 31, 2012 shall not exceed the aggregate cash compensation currently provided to be paid to the Company’s executive officers as of the date of this Agreement through such date.

5.2          Limitation on Executive Officers. The parties agree that the Board will not appoint any executive officers of Red Mountain to serve as executive officers of the Company; provided, however, that the Board may engage employees, contractors or consultants of Red Mountain to provide services to the Company, but such individuals or entities will be paid, on an hourly basis, the lesser of (i) current market rates or (ii) the amount that Red Mountain currently pays such individuals or entities.

5.3          Subsequent Transaction. The Company will not enter, prior to December 31, 2012, into any agreement for the merger, business combination or sale of all or substantially all of the Company’s assets to Red Mountain or to any of its Affiliates unless (a) such transaction is approved by a majority of the “independent directors” of the Company or two thirds (2/3) of the Company’s shareholders and (b) the Company obtains an opinion from an independent investment banking firm that the transaction is fair to the unaffiliated stockholders of the Company. For purposes of this section, the term independent directors refers to Paul N. Vassilakos, Randell K. Ford, Richard F. LaRoche, Jr. and John W. Hawkins (or their respective successors). For the avoidance of doubt, this provision will not apply to Red Mountain entering into private or public market purchases of the Company’s securities (whether directly with the Company or with third parties) or from acquiring additional shares of the Company’s Common Stock through the exercise of any warrants of the Company held by Red Mountain.

5.4          Annual Meeting. The newly-constituted Board shall use commercially reasonable efforts to cause the Company to hold an annual meeting for the election of directors as soon as practicable after the date hereof but no later than September 30, 2012.

5.5          Commercially Reasonable Best Efforts. Subject to the terms and conditions hereof, each party will use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any Person and/or any Governmental Authority in order to consummate any of the transactions contemplated by this Agreement, (ii) executing and delivering such other documents, instruments and agreements as any party hereto shall reasonably request, and (iii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Notwithstanding the foregoing, in no event shall any party have any obligation, in order to consummate the transactions contemplated hereby, to (a) take any action(s) that would result in a material adverse change in the benefits to the Company on the one hand or to Red Mountain on the other of this Agreement, or (b) dispose of any material assets or make any material change in the Company’s business other than as contemplated by this Agreement, or (c) expend any material amount of funds or otherwise incur any material burden other than those contemplated by this Agreement.

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5.6          Continuing Obligation to Provide Insurance. The parties agree that the Company will maintain its existing directors and officers liability insurance policy until December 31, 2015; provided, however, that the Company shall have the option to terminate such policy at any time and obtain tail insurance in its place providing for coverage of the Company's officers and directors on the date prior to the date hereof so long as coverage under such tail policy extends through December 31, 2015.

5.7          Cooperation in Receipt of Consents. The parties shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, and (ii) taking or seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith. Each party shall permit the other party to review any communication given by it to, and shall consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby; provided, however, that nothing herein shall require either party to provide copies of communications or take other action that could cause such disclosing party to waive its attorney-client privilege.

5.8          Public Announcements. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon any press release or public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

5.9          Notification of Certain Matters. Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

(a)     any communication received by such party from, or given by such party to, any Governmental Authority in connection with any of the transactions contemplated hereby;

(b)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(c)     any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

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5.10          Interim Operations of the Company. During the period from the date of this Agreement to the Change of Control Date, the Company shall continue to conduct its business only in the ordinary course of business consistent with past practice, except to the extent otherwise necessary to comply with the provisions hereof and with applicable laws and regulations. Additionally, during the period from the date of this Agreement to the Change of Control Date, except as required hereby in connection with this Agreement, the Company shall not do any of the following without the prior consent of Red Mountain: (i) amend or otherwise change its Articles of Incorporation or Bylaws, (ii) issue, sell or authorize for issuance or sale (including, but not limited to, by way of stock split or dividend), shares of any class of its securities or enter into any agreements or commitments of any character obligating it to issue such securities, other than in connection with the exercise of warrants or stock options outstanding prior to the date of this Agreement; (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to the Common Stock, (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) enter into any material contract or agreement or material transaction or make any material capital expenditure other than those relating to the transactions contemplated by this Agreement and those capital expenditures relating to operational agreements already in existence, (vi) create, incur, assume, maintain or permit to exist any indebtedness except as otherwise incurred in the ordinary course of business, consistent with past practice, (vii) pay, discharge or satisfy claims or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, (viii) cancel any material debts or waive any material claims or rights, (ix) make any loans, advances or capital contributions to, or investments in financial instruments of any Person, (x) assume, guarantee, endorse or otherwise become responsible for the liabilities or other commitments of any other Person, (xi) grant any increase in the compensation payable or to become payable by the Company to any of its employees, officers or directors or any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such employees, officers or directors, (xii) enter into any employment contract or grant any severance or termination pay or make any such payment with or to any officer, director or employee of the Company, (xiii) alter in any material way the manner of keeping the books, accounts or records of the Company or the accounting practices therein reflected other than alterations or changes required by GAAP or applicable law, (xiv) enter into any indemnification, contribution or similar contract pursuant to which the Company may be required to indemnify any other Person or make contributions to any other Person, (xv) amend or terminate any existing contracts in any manner that would result in any material liability to the Company for or on account of such amendment or termination or (xvi) or change any existing or adopt any new tax accounting principle, method of accounting or tax election except as provided herein or agreed to in writing by Red Mountain.

5.11          Reports on Form 8-K. Promptly following execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC disclosing the terms of this Agreement. The newly constituted Board shall cause the Company to file all additional reports following the Change of Control Date including without limitation a Current Report on Form 8-K with the SEC disclosing the change of control resulting from the composition of the Board as prescribed by Section 2.2 of this Agreement and any other information required in connection therewith.

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5.12          Assistance with Periodic Reports; March 31, 2012 Form 10-Q. The parties agree that unless otherwise determined by the newly constituted Board, the officers of the Company prior to the date hereof shall remain responsible for signing all certifications and representation letters required for filing the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. Additionally, in connection with the Company's future filings with the SEC after the March 31, 2012 Form 10-Q, Everett Willard Gray II and Nancy Stephenson shall provide the Company and its then current officers with any representation letters or sub-certifications reasonably requested of them with respect to periods during which Mr. Gray and Ms. Stephenson were officers of the Company. This shall include any filing Red Mountain must make with the SEC which is required to include the Company’s annual or quarterly interim financial statements.

5.13          Other Actions. In addition to the other agreements and obligations hereunder, each of the parties agrees to take such other commercially reasonable actions as are necessary and to otherwise cooperate to affect the intentions of this Agreement.

5.14          Survivability. The agreements contained in this Section V shall survive beyond the Change of Control Date and the Change of Officer Date.

Section VI     MISCELLANEOUS.

6.1          Waivers and Amendments. This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by the Company (including after a change of control resulting from the implementation of Section 2.2), and Red Mountain. The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein. The Company may not waive Sections 5.1 through 5.4 without the approval of shareholders of the Company holding a majority of the outstanding shares of the Company (unless an approval vote more than majority is required by the Section and in such case the Section may only be waived by such required vote).

6.2          Entire Agreement. This Agreement (together with any Schedules and/or any Exhibits hereto) and the other agreements and instruments expressly provided for herein, together set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties with respect to the subject matter hereof.

6.3          Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to principles of conflict of laws that would result in the application of the laws of another jurisdiction. An action at law or other judicial proceeding for the enforcement of this Agreement shall be instituted in the County of Clark, State of Nevada. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the County of Clark, State of Nevada over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 6.5.

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6.4          Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses of any party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and be deemed to have been duly given (a) when personally delivered or sent by facsimile transmission (the receipt of which is confirmed in writing), (b) one Business Day after being sent by a nationally recognized overnight courier service or (c) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.

If to the Company:	22610 US Highway 281 N., Suite 218 San Antonio, TX 78258 Attention: Chief Executive Officer Facsimile: (210) 930-3967
with a courtesy copy (not constituting notice) to:

Williams & Anderson PLC

111 Center Street

22nd Floor

Little Rock, AR 72201

Attention: D. Nicole Lovell, Esq.
Facsimile: 501-396-8543

And

Snell & Wilmer L.L.P.

3883 Howard Hughes Parkway, Suite 1100

Las Vegas, Nevada 89169

Attention: Aaron D. Ford, Esq.

Facsimile: 702-784-5252

if to Red Mountain:	2515 McKinney Avenue, Suite 900 Dallas, Texas 75201 Attention: Chief Executive Officer Facsimile: 214-871-0406
with a courtesy copy (not constituting notice hereunder) to:	Graubard Miller 405 Lexington Avenue The Chrysler Building New York, New York 10174 Attention: David Alan Miller and Jeffrey M. Gallant, Esqs. Facsimile: 212-818-8881

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Any party by written notice to the other may change the address or the persons to which notices or copies thereof shall be directed.

6.6          Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Any facsimile or other electronic copy of this Agreement will be deemed an original for all purposes.

6.7          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and his respective successors and permitted assigns.

6.8          Third Party Beneficiaries. The parties hereby acknowledge that the Company’s stockholders are third party beneficiaries of this Agreement and are expressly granted the right to enforce the terms hereof including without limitation the agreements by the Company contained in Sections 5.1, 5.2, 5.3 and 5.4.

6.9          Schedules. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

6.10          Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

6.11          Interpretation. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Company and Red Mountain have executed this Agreement as of the date first above written.

CROSS BORDER RESOURCES, INC.

By:	/s/ Everett Willard Gray II
Name:	Everett Willard Gray II
Title:	Chief Executive Officer

RED MOUNTAIN RESOURCES, INC.

By:	/s/ Alan W. Barksdale
Name:	Alan W. Barksdale
Title:	Chief Executive Officer

/s/ Everett Willard Gray II
Everett Willard Gray II
(Solely with respect to Section 5.12)

/s/ Nancy S. Stephenson
Nancy Stephenson
(Solely with respect to Section 5.12)

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Schedule 4.1(d)

Employment Agreement dated January 31, 2011, as amended on March 6, 2012 and April 20, 2012, with Everett Willard Gray II

Employment Agreement dated January 31, 2011, as amended on March 6, 2012 and April 20, 2012, with Lawrence J. Risley

Letter Agreement dated March 6, 2012, as amended April 20, 2012, with Nancy S. Stephenson

Severance and Change in Control Rights granted to JoAna Kessler on March 6, 2012

Amended and Restated Credit Agreement between Cross Border Resources, Inc. and Texas Capital Bank, N.A. dated January 31, 2011 to the extent the change in senior management or board composition is deemed a “Material Adverse Effect” as defined therein

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